News from Xerox
Public Relations Offices:	FOR IMMEDIATE RELEASE

Xerox Square – 004 100 S. Clinton Ave. Rochester, NY 14644 585-423-5733

XEROX COMPLETES REDEMPTION OF TRUST PREFERRED SECURITIES

STAMFORD, Conn., Dec. 6, 2004 - Xerox Corporation (NYSE: XRX) completed its optional redemption of Xerox Capital Trust II 7 1/2% Convertible Trust Preferred Securities due 2021. When the redemption was announced last month, 20.7 million trust preferred securities were outstanding with an aggregate principal amount of $1.035 billion.

In lieu of cash redemption, holders of the securities converted $1,034,900,000 aggregate principal amount of securities into 113,414,658 shares of Xerox common stock. The remaining $100,000 of securities were redeemed for cash under the terms of the declaration of trust. As a result of the conversion and redemption, there is no outstanding principal amount of these securities after today.

Issuance of Xerox shares upon conversion has no impact on diluted earnings per share as they were previously included in the company’s diluted EPS calculation in accordance with the “if converted” accounting methodology.

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Media Contact:

Christa Carone, Xerox Corporation, 585-423-5074, christa.carone@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s third-quarter 2004 Form10-Q filed with the SEC.